UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

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☐ PreliminaryProxy Statement
☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

MERISTAR HOSPITALITY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following materials are being filed because they are being mailed on or about September 28, 2004.

4501 NORTH FAIRFAX DRIVE, SUITE 500

ARLINGTON, VIRGINIA 22203

YOUR VOTE IS VERY IMPORTANT TO US

September 25, 2004

Dear Fellow MeriStar Hospitality Corporation Stockholder:

I am writing to personally ask you to take a brief moment to vote the enclosed proxy representing your MeriStar shares. Our September 23, 2004 Special Stockholders Meeting has been adjourned until 1:00 p.m. on October 15, 2004, to give you and your fellow stockholders more time to cast your votes to approve our proposal to amend and restate the charter of the Company, as described in the proxy material previously sent to you.

Please don’t underestimate the importance of your vote. Every Vote counts! A non-vote will have the same effect as a vote against this important proposal, which the Board of Directors believes is in the long-term best interest of the Company and all of its stockholders.

Even if you recently sold some or all of your MeriStar shares we ask for your help in voting “FOR” this important proposal.

We urge you to join the many thousands of MeriStar stockholders who have already voted. Although the holders of an overwhelming majority of the shares voted have voted “FOR” the proposal, we have not heard from the holders of more than 20 million shares and additional votes are needed to achieve the 66 2/3% supermajority vote required to amend and restate the Company’s charter.

I urge you to take this opportunity to vote “FOR” this important proposal! You can save MeriStar considerable future expense associated with additional mailings or a further adjournment of our special stockholders meeting.

Please cast your vote by Telephone or Internet today! Remember—every share and every vote counts! You may also sign, date and mail your duplicate proxy card in the envelope provided. If you have any questions, please call our proxy solicitors, MacKenzie Partners, Inc., at (800) 322-2885.

Thank you in advance for voting promptly.

Sincerely,

/s/ Paul W. Whetsell

Paul W. Whetsell

Chief Executive Officer and

Chairman of the Board